Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 866.974.7329
November 12, 2024
Informatica Inc.
2100 Seaport Blvd.
Redwood City, California 94063
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Informatica Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of up 18,400,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share, to be sold by that certain selling stockholders (the “Selling Stockholders”) referred to in the prospectus supplement dated November 7, 2024 (the “Prospectus Supplement”). The Shares have been registered pursuant to a registration statement on Form S-3 (Registration No. 333-283069) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on November 7, 2024. We understand that the Shares are to be sold to the underwriters as described in the Prospectus Supplement and pursuant to an underwriting agreement entered into by and among the Company, the Selling Stockholders and the underwriters.
We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and the incorporation by reference of this opinion as an exhibit to the Registration
AUSTIN     BEIJING     BOSTON     BOULDER     BRUSSELS     HONG KONG     LONDON     LOS ANGELES     NEW YORK     PALO ALTO
SALT LAKE CITY     SAN DIEGO     SAN FRANCISCO     SEATTLE     SHANGHAI     WASHINGTON, DC     WILMINGTON, DE

Informatica Inc.
November 12, 2024

Statement, and we consent to the reference of our name under the caption “Legal Matters” included in or made a part of the Registration Statement and the Prospectus Supplement.
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Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.